HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

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                                                  Three Months Ended
                                                    March 31, 1997       1996         1995        1994          1993        1992

Earings(1)(2)
Income (loss) from continuing operations.......        $19,077          $46,674      $28,934     $ 8,159       $ (155)    $ (239)
Interest.......................................         11,460           23,360       12,101       4,955        5,185      5,059
Amortization of loan costs.....................            575            1,870        1,619         738           --         --
Total Earnings.................................        $31,112          $71,904      $42,654     $13,852       $5,030     $4,820

Fixed charges and preferred stock
dividends (2)
Interest.......................................        $11,460          $23,360      $12,101     $ 4,955       $5,185     $5,059
Interest capitalized...........................            645            2,935          507          17           16         --
Amortization of loan costs expensed............            575            1,870        1,619         738           --         --
Amortization of loan costs capitalized.........             --               --           --          --           --         --
Total fixed charges............................        $12,680          $28,165      $14,227     $ 5,710       $5,201       $5,059
Preferred stock dividends......................          1,407               --           --          --           --         --
Ratio of earnings to fixed charges.............           2.45             2.55         3.00        2.43         0.97         0.95
Ratio of earnings to combined fixed charges
   and preferred stock dividends...............           2.21             2.55         3.00        2.43         0.97         0.95
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(1) The calculation does not include amortization of previously capitalized interest.
(2) On February 12, 1997, Highwoods Properties, Inc. issued 125,000 8 5/8%
Series A Preferred Shares, which was its first and, to date, only issuance of preferred stock.

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